Exhibit 8.1

Biofrontera AG Hemmelrather Weg 201 51377 Leverkusen

Contact Person	Doc-Nr.: 600453	Our reference	Date
Dipl.-Kfm. WP/StB A. Schröder		5119526/ZK	05.02.2018

Ladies and Gentleman,

We are acting as German tax counsel to Biofrontera AG, a German stock corporation, organized under the laws of the Federal Republic of Germany (the “Company”), in connection with the issuance of American Depositary Shares (the “ADSs”). Each ADS represents two ordinary shares, nominal value € 1,00 per share of the Company and they are evidenced by American Depositary Receipts (the “ADRs”). This opinion is given in connection with the Registration Statement (the “Registration Statement”) on Form F-1 filed by the Company with the United States Securities and Exchange Commission (the “SEC”) on January 31, 2018.

1.	Scope of Opinion

This opinion is based upon and confined to the tax laws of Germany presently in force, as currently applied and construed by the tax authorities and tax courts in Germany. This opinion does not relate to facts or laws or to the interpretation of laws after the date hereof and we do not assume any obligation to update this opinion or to inform you of any changes to facts or laws. Please note that such changes may have retrospective or retroactive effect. We have made no investigation of and this opinion does not address the laws of any jurisdiction other than Germany. This opinion is subject to German law.

We have not been asked to render and we do not express any opinion or advice regarding the commercial value of the transaction discussed in this opinion to any corporation, partnership, entity or individual. Also we cannot and we do not advise on any of the financials aspects, risks and benefits of this transaction and nothing in this opinion shall be implied to this effect.

This opinion exclusively deals with the German tax position of U.S. Holders (as defined in the Registration Statement) under German tax law as described in the Registration Statement under the heading "CERTAIN MATERIAL U.S. FEDERAL INCOME AND GERMAN TAX CONSIDERATIONS” in the sub section “German Taxation of ADSs” on page 158 to 160. This opinion does not relate to any other issue or element of the overall transaction. We express no opinion as to the tax treatment of any corporation, partnership, entity or individual involved or affected by the transaction contemplated in the Opinion Documents (as defined below) other than U.S. Holders as defined in the Registration Statement under the heading "CERTAIN MATERIAL U.S. FEDERAL INCOME AND GERMAN TAX CONSIDERATIONS” in the sub section "German Taxation of ADSs” on page 158 to 160.

2.	Opinion Documents

For the purposes of this opinion we have exclusively reviewed and relied on

-	the Registration Statement on Form F-1 filed by the Company with the United States Securities and Exchange Commission (the “SEC”) on January 31, 2018 without its Exhibits,
-	the Draft Deposit Agreement (the "Deposit Agreement") made available on February 1, 2018, to be entered into between the Company and THE BANK OF NEW YORK MELLON as Depositary and OWNERS AND HOLDERS OF AMERICAN DEPOSITARY SHARES.

The above documents are referred to below as Opinion Documents (the “Opinion Documents”).

3.	Assumptions

In giving this opinion we have assumed:

The facts as laid out in the Opinion Documents are true and correct.

The respective parties to the Opinion Documents and all corporations, partnerships, entities or individuals having obligations thereunder have acted and will act in all respects at all relevant times in conformity with the requirements and provisions of the Opinion Documents.

U.S. Holders holding ADSs are the beneficial owners (wirtschaftliche Eigentümer) within the meaning of section 39 paragraph 2 of the German General Tax Act (Abgabenordnung) of the respective underlying shares and dividends paid under such underlying shares.

4.	Opinion Statement

Based upon foregoing and subject to the assumptions, qualifications and limitations stated herein and in the Registration Statement and subject to matters not disclosed to us, we are of the opinion that the legal statements set forth under the heading "CERTAIN MATERIAL U.S. FEDERAL INCOME AND GERMAN TAX CONSIDERATIONS” in the sub section "German Taxation of ADSs” in the Registration Statement on page 158 to 160 (as filed on January 31, 2018), insofar as such statements discuss the material German tax consequences for a U.S. Holder of acquiring, owning and disposing of the ADSs, represent our opinion with respect to and limited to the matters referred to therein.

The filed Registration Statement correctly points out in the penultimate paragraph, that the transferred ADSs are subject to German inheritance or gift tax in case, among other, the heir, transferee or other beneficiary is “…(ii) a German citizen who has spent no more than five (or, in certain circumstances, ten) consecutive years outside Germany without maintaining a residence in Germany…”. However, to avoid misunderstanding we hereby note that the relevant period of time for German citizen, who are subject to the aforementioned “Inheritance and Gift Tax Treaty”, is ten consecutive years as a general rule.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and further consent to the use of our opinion under the heading "CERTAIN MATERIAL U.S. FEDERAL INCOME AND GERMAN TAX CONSIDERATIONS” in the sub section "German Taxation of ADSs” in the Registration Statement on page 158 to 160 (as filed on January 31, 2018). We also consent to the references to our firm under the heading "CERTAIN MATERIAL U.S. FEDERAL INCOME AND GERMAN TAX CONSIDERATIONS” in the sub section "German Taxation of ADSs” in the Registration Statement on page 158 to 160 (as filed on January 31, 2018).

By giving the foregoing consent, we do not admit, that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 as amended.

5.	Who may rely on this opinion

This opinion is given solely to the Company and solely in connection with the Opinion Documents. It may not be relied upon by any other corporation, partnership, entity or individual or used for any other purpose and neither its contents nor its existence may be disclosed without our prior written consent. The opinion shall not create third party rights pursuant to section 328 of the German Civil Code (Bürgerliches Gesetzbuch) (Vertrag zu Gunsten Dritter) or rights for the benefit of third parties (Vertrag mit Schutzwirkung zu Gunsten Dritter) or any other laws of Germany or any other country.

We agree that copies of this opinion may be made available to the SEC who, we understand, wishes to know that an opinion has been given and to be made aware of its terms. However, the SEC may not rely on this opinion in any way for its own benefit or for that of any other corporation, partnership, entity or individual.

Apart from the above, we do not assume any liability towards corporations, partnerships, entities or individuals to whom this opinion is not addressed or who may not expressly rely thereon.

Best regards,

VRT	Revisionsgesellschaft mbH Wirtschaftsprüfungsgesellschaft

/s/ Alexander Schröder

Dipl.-Kfm. Alexander Schröder
Wirtschaftsprüfer
Steuerberater
Geschäftsführer